Exhibit 4.2

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO NISOURCE INC. OR ITS AGENT OR AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No.: [___]	$[____]

CUSIP No.: 65473P BB0

ISIN No.: US65473PBB04

5.300% Notes due 2036

NiSource Inc., a Delaware corporation, promises to pay to [_____], or registered assigns, the principal sum of $[_____] Dollars on May 18, 2036.

Interest Payment Dates: May 18 and November 18, beginning November 18, 2026.

Record Dates: (i) if all of the Notes are in book-entry form represented by one or more Global Securities, the Business Day immediately preceding the applicable Interest Payment Date and (ii) if any of the Notes are not in book-entry form represented by one or more Global Securities, on each May 1 and November 1 (whether or not a Business Day) (each such date in clauses (i) and (ii), a “Regular Record Date”).

Additional provisions of this Note are set forth on the other side of this Note.

Dated:

NISOURCE INC.

By:
Name:	Tchapo Napoe
Title:	Vice President, Treasurer and Corporate Finance

ATTEST:

By:
Name:	Ashley Bancroft
Title:	Assistant Corporate Secretary

[SIGNATURE PAGE TO GLOBAL NOTE NO. 1]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series referred to

in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON, as
Trustee

By:
Authorized Officer

[SIGNATURE PAGE TO GLOBAL NOTE NO. 1]

5.300% Notes due 2036

1.	Interest

NiSource Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semiannually on May 18 and November 18 of each year, beginning November 18, 2026. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 18, 2026. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company will pay interest on overdue principal and premium at the above rate and will pay interest on overdue installments of interest at such rate to the extent lawful.

2.	Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the Regular Record Date next preceding each Interest Payment Date even if Notes are canceled after the Regular Record Date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC, as Depositary.

3.	Paying Agent and Security Registrar

Initially, the Trustee will act as Paying Agent and Security Registrar. The Company may appoint and change any Paying Agent or Security Registrar without notice to the Holders. The Company may act as Paying Agent or Security Registrar.

4.	Indenture

The Company issued the Notes under an Indenture dated as of November 14, 2000, by and between the Company, in its own capacity and as successor to NiSource Finance Corp., and the Trustee (as successor trustee) (as amended and supplemented, the “Indenture”) and pursuant to an Officers’ Certificate of the Company dated May 18, 2026 (the “Officers’ Certificate”). The terms of the Notes include those stated in the Indenture and the Officers’ Certificate and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. sections 77aaa-77bbbb) as in effect on the date of the Officers’ Certificate (the “Act”). Capitalized terms used herein and defined in the Indenture but not defined herein have the respective meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Act for a statement of those terms.

The Notes are senior unsecured obligations of the Company. The Notes issued on the original issue date will be treated as a single class for all purposes under the Indenture. The Indenture contains covenants that limit the ability of the Company and its Subsidiaries (other than Utilities) to incur additional indebtedness and create liens on assets unless the total amount of all the secured debt would not exceed 10% of Consolidated Net Tangible Assets (excluding the Utilities). These covenants are subject to important exceptions and qualifications.

5.	Optional Redemption

Prior to February 18, 2036 (three months prior to the maturity date of the Notes) (the “Par Call Date”), the Company will have the right to redeem the Notes, at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15.0 basis points less (b) interest accrued to the Redemption Date, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

On or after the Par Call Date, the Company will have the right to redeem the Notes, at its option, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States

Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Trustee shall have no duty to calculate the Redemption Price.

6.	Tax Credit Event Redemption

If a Tax Credit Event occurs, the Company will have the right to redeem the Notes, at its option, in whole but not in part, at a Redemption Price equal to 101% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

Notice of any redemption of the Notes upon the occurrence of a Tax Credit Event (i) may only be sent by the later of (a) the end of the calendar year in which the Notes were issued and (b) six months after the date of issuance of the Notes and (ii) shall be accompanied by a certificate from an officer of the Company stating that a Tax Credit Event has occurred.

The consummation of a redemption of the Notes upon a Tax Credit Event may be subject to the Paying Agent’s receipt of the required redemption moneys on or before the Redemption Date (and in such case no redemption shall occur unless such moneys have been received by the Paying Agent on or before such date).

A “Tax Credit Event” has occurred if, in the Company’s reasonable determination, there exists a material risk, due to the Notes (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), that the Company or any of its affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code.

7.	Notice of Redemption

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed in accordance with Section 106 of the Indenture. In the case of a partial redemption, if the Notes to be redeemed are held in certificated form, selection of the Notes for redemption will be made by the Trustee, by lot. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of the original Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes, including selection of the Notes for redemption, shall be done in accordance with the policies and procedures of the depositary and may be made on a pro rata pass-through distribution of principal basis. The Company will not know the exact Redemption Price until approximately two (2) to three (3) Business Days before the Redemption Date. Therefore, the notice of redemption will only describe how the Redemption Price will be calculated. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

8.	Additional Notes

The Company may, without the consent of the Holders of the Notes, create and issue additional Notes ranking equally with the Notes in all respects, including having the same terms (except for the price to public, the issue date and the initial interest accrual date and the first Interest Payment Date, as applicable), so that such additional Notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes. Such additional Notes will have the same CUSIP number as the Notes being authenticated on the date hereof, provided that such additional Notes are part of the same issue as the Notes being authenticated on the date hereof for U.S. federal income tax purposes. If such additional Notes are not part of the same issue for U.S. federal income tax purposes, such additional Notes must be issued with a separate CUSIP number. No additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

9.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Security Registrar need not register the transfer or exchange of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period of fifteen (15) Business Days before a selection of Notes to be redeemed.

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee or the Paying Agent for payment.

12.	Satisfaction and Discharge

Under the Indenture, the Company can terminate its obligations with respect to the Notes not previously delivered to the Trustee for cancellation when those Notes have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving notice of redemption. The Company may terminate its obligations with respect to the Notes by depositing with the Trustee, as funds in trust dedicated solely for that purpose, an amount sufficient to pay and discharge the entire indebtedness on the Notes. In that case, the Indenture will cease to be of further effect and the Company’s obligations will be satisfied and discharged with respect to the Notes (except as to the Company’s obligations to pay all other amounts due under the Indenture and to provide certain Officers’ Certificates and Opinions of Counsel to the Trustee). At the expense of the Company, the Trustee will execute proper instruments acknowledging the satisfaction and discharge.

13.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture may be amended with the written consent of the Holders of a majority in principal amount of the then Outstanding Securities of each series affected by such amendment, (ii) the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the Outstanding Notes and (iii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the Outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee shall be entitled to amend the Indenture to, among other things, cure any ambiguity, defect or inconsistency, or to evidence the succession of another Person as obligor under the Indenture, or to add to the Company’s covenants or to surrender any right or power conferred on the Company under the Indenture, or to add events of default, or to secure the Notes, or to evidence or provide for the acceptance or appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one trustee, or to conform the Indenture to any amendment of the Act.

14.	Defaults and Remedies

Under the Indenture, Events of Default include: (i) a default by the Company in the payment of any interest upon any Note and the continuance of such default for 60 days; (ii) a default by the Company in the payment of principal of or any premium on any Note when due at Maturity, on redemption, by declaration or otherwise, and the continuance of such default for three (3) Business Days; (iii) a default by the Company in the performance of or breach of any covenant or warranty in the Indenture and continuance of such default for 90 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 33% in principal amount of the Outstanding Notes; (iv) a default by the Company under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company, or the Company defaults under any mortgage, indenture or instrument under which there may be issued, secured or evidenced indebtedness constituting a failure to pay in excess of $50,000,000 of the principal or interest when due and payable, subject to certain cure rights; or (v) certain events of bankruptcy, insolvency or reorganization involving the Company. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 33% in principal amount of the Outstanding Notes may declare all the Notes to be due and payable immediately.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

15.	Trustee Dealings with the Company

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

16.	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent) signs the certificate of authentication on the other side of this Note in accordance with requirements set forth in the Indenture and the Officers’ Certificate.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.	CUSIP and ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused the applicable CUSIP number to be printed on the Notes and has directed the Trustee to use such CUSIP number in any notice of redemption as a convenience to the Holders. To the extent such number has been issued, the Company has caused the applicable ISIN number to be similarly printed on the Notes and has similarly instructed the Trustee. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONTRARY CONFLICT OF LAWS OR CHOICE OF LAWS PROVISIONS OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

NiSource Inc.

801 East 86th Avenue

Merrillville, Indiana 46410

Attention: Corporate Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below: I or

we assign and transfer this Note to

(Print or type assignee’s name, address and zip

code) (Insert assignee’s soc. Sec. or tax I.D. No.)

and irrevocably appoint ________________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.